Exhibit 99.1
Saga Communications, Inc.
Reports Preliminary 4th Quarter and Year-End 2010 Results
and Postponement of its Final Earnings Release and Conference Call
Contact:
Samuel D. Bush
313/886-7070
Grosse Pointe Farms, MI — March 4, 2011 — Saga Communications, Inc. (NYSE Amex-SGA) today announced that it will postpone the release of its 4th quarter and year-end 2010 earnings release and conference call due to health related issues of a family member of one of the key members of its accounting department that resulted in delays in the finalization of certain of the Company’s year-end analysis.
The Company reported preliminary results including an increase in net revenue of 7.4% for the quarter ended December 31, 2010 to $34.1 million. For the same period, operating income increased 35.7% to $9.0 million (excluding any charge for impairment of intangible assets) and free cash flow increased 8.7% to $7.2 million.
For the year ended December 31, 2010, preliminary results include an increase in net revenue of 5.8% to $127.8 million. Operating income increased 48.6% to $27.8 million (excluding any charge for impairment of intangible assets). Free cash flow increased 10.0% to $21.1 million.
The Company continues to maintain a solid balance sheet with $13.2 million in cash and certificate of deposit balances as of December 31, 2010. As of December 31, 2010, the Company’s outstanding bank debt was $96.1 million with a trailing 12 month leverage ratio calculated as a multiple of EBITDA of 2.6 times.
Capital expenditures in the 4th quarter of 2010 were $1.1 million compared to $0.8 million for the same period last year. For the 12 months ended December 31, 2010, capital expenditures were $4.4 million compared to $4.0 million for the comparable period last year.
For the reasons stated above, the Company has not finalized the annual non-cash impairment test and its tax provision and today, therefore, is only releasing preliminary 4th quarter and year-end 2010 results. The Company is finalizing its required annual impairment test to determine the amount, if any, of the non-cash impairment charge.
This press release supersedes the Company’s previously announced plans for issuing a press release and holding a conference call on March 8, 2011. Saga’s 4th Quarter and year end 2010 final results will be issued at 12:00 p.m. EST on Tuesday, March 15, 2011 followed by a conference call on the same date at 2:00 p.m. EST. The dial-in number for domestic and international calls is (612) 332-0345. The Company requests that all parties that have a question that they would like to submit to the Company to please email the inquiry by 1:00 p.m. EST on March 15, 2011 to SagaIR@sagacom.com. The Company will discuss, during the limited period of the conference call, those inquiries it deems of general relevance and interest. Only inquiries made in compliance with the foregoing will be discussed during the call.
Saga Communications utilizes certain financial measures that are not calculated in accordance with generally accepted accounting principles (GAAP) to assess its financial performance. Such non-GAAP measures include free cash flow, trailing 12 month consolidated EBITDA, and leverage ratio. These non-GAAP measures are generally recognized by the broadcasting industry as measures of performance and are used by Saga to assess its financial performance including but not limited to evaluating individual station and market-level performance, evaluating overall operations, as a primary measure for incentive based compensation of executives and other members of management and as a measure of financial position. Saga’s management believes these non-GAAP measures are used by analysts who report on the industry and by investors to provide meaningful comparisons between broadcasting groups, as well as an indicator of their market value. These measures are not measures of liquidity or of performance in accordance with GAAP, and should be viewed as a supplement to and not as a substitute for the results of operations presented on a GAAP basis including net operating revenue, operating income, and net income.
Saga Communications, Inc. is a broadcasting company whose business is devoted to acquiring, developing and operating broadcast properties. The Company owns or operates broadcast properties in 26 markets, including 61 FM and 30 AM radio stations, 3 state radio networks, 2 farm radio networks, 5 television stations and 4 low-power television stations. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacommunications.com.
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “believes,” “expects,” “anticipates,” “guidance” and similar expressions are intended to identify forward-looking statements. Key risks, including risks associated with Saga’s ability to effectively integrate the stations it acquires and the impact of federal regulation on Saga’s business, are described in the reports Saga Communications, Inc. periodically files with the U.S. Securities and Exchange Commission, including Item 1A of our Annual Report on Form 10-K. Readers should note that these statements may be impacted by several factors, including national and local economic changes and changes in the radio and television broadcast industry in general, as well as Saga’s actual performance. Results may vary from those stated herein and Saga undertakes no obligation to update the information contained here.